Exhibit 1.5

SEDAR+ VERSION

June 11, 2024

National Bank of Canada
800 Saint-Jacques Street
Montreal, QC H3C 1A3
Canada

Dear Sirs/Madams:

Re:	Voting Agreement

I, the individual whose name is set forth on the signature page attached to this Agreement, understand that National Bank of Canada (“you”) and Canadian Western Bank (the “Target”) wish to enter into an transaction agreement dated as of the date hereof (the “Transaction Agreement”) contemplating a transaction (the “Transaction”) involving an amendment to the by-laws of the Target (the “By-Law Amendment”) and the other transactions contemplated by and provided for in the Transaction Agreement, as a result of which, among other things, you will acquire all of the outstanding common shares of the Target. I am, or one of my affiliates or associates is, the registered or beneficial owner of such number of common shares (the “Holder Shares”) and other rights (together with the Holder Shares, the “Holder Securities”) to acquire common shares in the capital of the Target as set forth on the signature page attached to this Agreement.

I hereby agree, solely in my capacity as securityholder and not in my capacity as an officer or director of the Target:

(a)	to vote or to cause to be voted the Holder Securities, and any other securities of the Target directly or indirectly acquired by or issued to the undersigned after the date hereof and prior to the record date for the meeting of shareholders of the Target to approve the Transaction (the “Record Date”), (x) in favour of the By-Law Amendment; and (y) against approval of any action or proposal which could reasonably be expected to impede, delay or prevent the completion of the Transaction;

(b)	if requested by you, acting reasonably, to deliver or to cause to be delivered to the Target duly executed proxies or voting instruction forms voting in favour of the By-Law Amendment (with copies to you);

(c)	not to exercise any rights of dissent in connection with the Transaction; and

(d)	not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign prior to the Record Date any of the Holder Securities or any interest therein, without your prior written consent, except to one or more entities directly or indirectly wholly-owned or controlled by me, other than: (i) to exercise or surrender Holder Securities in accordance with the terms and subject to the conditions of the Transaction Agreement, (ii) to authorize the Target to withhold common shares that may otherwise be due to me pursuant to the exercise or settlement of Holder Securities or sell (or authorize the Target to sell) any common shares to fund employee withholding taxes which must be remitted with respect to the exercise or settlement of Holder Securities, or (iii) to sell Holder Shares to fund the exercise price upon the exercise or settlement of Holder Securities.

Notwithstanding any provision of this Agreement to the contrary, you hereby agree and acknowledge that I am executing this Agreement and am bound hereunder solely in my capacity as a securityholder of the Target and that the provisions hereof shall not be deemed or interpreted to bind me in my capacity as an officer or director of the Target. Nothing contained in this Agreement shall limit or affect any actions or omissions I may take in my capacity as a director or officer of the Target or limit or restrict in any way the exercise of my fiduciary duties as a director or officer of the Target including, without limitation, responding in my capacity as a director or officer of the Target to an Acquisition Proposal (as defined in the Transaction Agreement) and making any determinations in that regard in the exercise of my fiduciary duties, and no such actions or omissions shall be deemed a breach of this Agreement.

I hereby represent and warrant that (a) I am, or one of my affiliates or associates is, the sole registered and/or beneficial owner of the Holder Securities, with good and marketable title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and I have the sole right to vote or cause to be voted (in the case of Holder Shares) and sell or cause to be sold (in the case of transferable Holder Securities) all of the Holder Securities, (b) except for the Transaction Agreement and this Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned or the applicable holder of any of the Holder Securities or any interest therein or right thereto, and (c) the only common shares of the Target beneficially owned or controlled, directly or indirectly, by the undersigned on the date hereof are the Holder Shares.

This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (a) our mutual written agreement, (b) the Effective Time (as defined in the Transaction Agreement) or (c) the termination of the Transaction Agreement in accordance with its terms. If this Agreement is terminated, the provisions of this Agreement will become void and of no further force or effect without liability of any party to the other parties.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

This Agreement may be executed in any number of counterparts (including counterparts by electronic copies) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

This Agreement is entered into for your exclusive benefit. This Agreement is expressly not intended for the benefit of any other person, and no such other person shall have any rights under this undertaking or any agreement between the parties with respect thereto.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties hereto.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.

[Remainder of page left intentionally blank. Signature page follows.]

Yours truly,

By:
(Signature)

(Print Name)

(Place of Residency)

(Name and Title)

Address:

(Number of Common Shares)

(Number of Options)

[Signature Page – Voting Agreement]

Accepted and agreed on this 11th day of June, 2024.

NATIONAL BANK OF CANADA

By:
	Name:	Laurent Ferreira
	Title:	President and Chief Executive Officer

By:
	Name:	Marie-Chantal Gingras
	Title:	Chief Financial Officer and Executive Vice-President – Finance

[Signature Page – Voting Agreement]